Rosetta Resources Inc. Announces Third Quarter 2012 Financial and Operating Results

·	Increased quarterly total daily production by 45 percent year-over-year with 72 percent growth in total liquids
·	Attained Eagle Ford shale quarterly daily production growth of 68 percent year-over-year and 13 percent quarter-over-quarter
·	Successfully tested third central Dimmit County lease

HOUSTON, November 7, 2012 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported third quarter 2012 net income of $17.7 million, or $0.33 per diluted share, versus net income of $31.9 million, or $0.61 per diluted share, for the same period in 2011.  Adjusted net income (non-GAAP) for the quarter was $40.3 million, or $0.76 per diluted share, excluding an unrealized loss on derivative activities of $35.4 million, or $22.6 million after-tax.  Adjusted net income increased by $7.2 million versus 2011, primarily due to increased production and a more favorable product mix.

“This quarter we began to fully realize the benefit of our development programs in the Eagle Ford shale as record volumes were brought onto production.  Not only did we see marked increases on a year-over-year basis but we also achieved another period of double-digit quarter-over-quarter production growth,” said Randy Limbacher, Rosetta’s chairman, CEO and president.   “Our commodity mix also continues to move favorably toward a larger percentage of higher-valued liquids products, that when combined with our increased volumes have led to greater revenues.  We are on track for another year of strong operational and financial performance.”

2012 Third Quarter Results

Production for the quarter averaged a record 37.1 thousand barrels of oil equivalent per day (“MBoe/d”), up 45 percent from the same period in 2011 and up 11 percent from the prior quarter.   The quarter-over-quarter increase was slightly offset by the divestiture of 0.6 MBoe/d of second quarter production.  Total liquids production for the third quarter reached all-time high levels, averaging 22.3 thousand barrels per day (“MBbls/d”).  Total liquids now represent 60 percent of total production, up from 51 percent a year ago and 59 percent in the second quarter of 2012.

Revenues for the third quarter of 2012 were $122.8 million compared to $101.3 million for the same period in 2011.  Third quarter revenues excluding unrealized derivative activities were $158.2 million in 2012 and $103.2 million in 2011.  For the quarter, 83 percent of revenue was generated from oil, condensate and NGL sales including the effects of realized derivatives, as compared to 68 percent a year ago.

Production growth in the Eagle Ford resulted in a seven percent reduction in total lease operating expense (“LOE”) for the third quarter versus the second quarter on a per-unit basis. LOE includes the cost of direct LOE, workovers, insurance, and ad valorem tax.  The Company’s treating and transportation expense declined by nine percent on a per-unit basis from the sequential quarter.  A summary of the Company’s results on a per-unit basis is included in the attached “Summary of Operating Data” table.

Eagle Ford Operational Update

During the third quarter of 2012, Rosetta made capital investments of $188.4 million.  The Company drilled 25 gross wells in the Eagle Ford shale with a 100 percent success rate and 16 wells completed. The Company operated five rigs in the area during the period.

Daily production from the Eagle Ford shale grew 13 percent from the second quarter of 2012, increasing from 32.2 MBoe/d to 36.5 MBoe/d.

Rosetta is currently conducting development drilling activities in four areas of the Eagle Ford shale.   In the Gates Ranch area, 15 gross wells were drilled and 12 were completed during the third quarter.  Favorable well performance continues at 55-acre spacing. Approximately 344 of the estimated 428 Gates Ranch well locations remain to be completed.

Three oil wells were drilled on the Klotzman lease located in the Karnes Trough area.  A total of eight Klotzman wells are currently on production and tied into the dedicated crude oil gathering, storage, and trucking terminal located in DeWitt County, Texas.

Drilling and completion activities are in progress on the central Dimmit County leases and at Briscoe Ranch where the first three-well pad was completed during the third quarter.  Those three wells continue to perform in line with the recently released type curve for Briscoe Ranch.  In the central Dimmit County area, Rosetta successfully tested its Lasseter & Eppright acreage, one of three leases on an 8,100-acre tract.  Rosetta is the operator and holds a 100 percent working interest in the exploratory well.  The Lasseter & Eppright 1 well is located in the oil window and was completed with a 5,404-foot lateral and 15 frac stages.  The well was brought on-line on September 23, 2012 and tested at a seven-day gross stabilized rate of 667 Bbls/d of oil, 1.8 MMcf/d of residue gas, 262 Bbls/d of NGLs for an equivalent rate of 1,228 Boe/d.

As of September 30, 2012, Rosetta has completed a total of 107 horizontal Eagle Ford wells. About 11 percent of the Company’s identified Eagle Ford inventory is drilled and on production.  At the end of the third quarter, 28 drilled wells were awaiting completion, 24 of which were drilled during the third quarter.  Rosetta plans to complete 15 to 20 Eagle Ford wells during the fourth quarter and continue to operate five rigs in the play, including two to three rigs at Gates Ranch.

Financing and Derivatives Update

Subsequent to the end of the third quarter, the semi-annual borrowing base review was completed which reconfirmed the borrowing capacity at $625 million under Rosetta’s Senior Revolving Credit Agreement (“Credit Facility”).  On November 7, 2012, Rosetta had $170.0 million outstanding with $455 million available for borrowing under the Credit Facility.

During October, Rosetta placed additional derivative positions for natural gas and NGL production, including the ethane component.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of October 19, 2012.

Outlook

The October production averaged 41 MBoe/d of which 64 percent is liquids.  Rosetta now anticipates exiting 2012 at the high end of the Company’s previously forecasted exit rate range of 39 - 44 MBoe/d.  Assuming a similar level of activity to 2012, the Company would expect to deliver about 30 percent year-over-year production growth next year at competitive finding and development costs.

Overall, the Company’s estimated range of 2012 fourth quarter expenses is trending lower versus the third quarter reflecting decreases in direct LOE, production taxes, general and administrative expense, and interest expense.  Total fourth quarter per unit cost ranges are outlined in the attached “Summary of Expense Guidance” table.

The Company’s 2012 capital program is expected to range from $660 - $680 million compared to its original $640 million budget.  The incremental $20 million to $40 million is dependent on the timing of several activities.  These include the drilling of two non-Eagle Ford exploratory wells, the funding of anticipated land acquisitions both inside and outside of the Eagle Ford, and the additional costs incurred in 2012 associated with the planned move of the corporate office in 2013. The projection also reflects expenditures for Rosetta’s share of costs for 12 non-operated Eagle Ford wells planned to drill in the fourth quarter and for the construction of additional facilities to support 2013 Eagle Ford development.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford shale in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

Don O. McCormack
Vice President and Treasurer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,177	$47,050
Accounts receivable, net	87,443	77,374
Derivative instruments	12,526	10,171
Prepaid expenses	3,185	2,962
Deferred income taxes	7,831	11,015
Other current assets	1,857	2,942
Total current assets	162,019	151,514

Oil and natural gas properties using the full cost method of accounting:
Proved properties	2,717,071	2,297,312
Unproved/unevaluated properties, not subject to amortization	65,559	141,016
Gas gathering systems and compressor stations	91,768	38,580
Other fixed assets	10,000	9,494
	2,884,398	2,486,402
Accumulated depreciation, depletion, and amortization, including impairment	(1,761,098)	(1,657,841)
Total property and equipment, net	1,123,300	828,561
Other assets:
Deferred loan fees	8,245	8,575
Deferred income taxes	11,953	74,150
Derivative instruments	8,052	1,633
Other long-term assets	263	912
Total other assets	28,513	85,270
Total assets	$1,313,832	$1,065,345

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,112	$2,489
Accrued liabilities	123,801	107,594
Royalties and other payables	55,751	50,689
Derivative instruments	-	6,788
Current portion of long-term debt	-	20,000
Total current liabilities	180,664	187,560
Long-term liabilities:
Derivative instruments	-	1,351
Long-term debt	370,000	230,000
Other long-term liabilities	7,640	13,598
Total liabilities	558,304	432,509

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2012 or 2011	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 53,114,831 shares and 52,630,483 shares at September 30, 2012 and December 31, 2011, respectively	53	52
Additional paid-in capital	823,950	810,794
Treasury stock, at cost; 578,848 and 450,173 shares at September 30, 2012 and December 31, 2011, respectively	(17,344)	(11,296)
Accumulated other comprehensive income	260	1,632
Accumulated deficit	(51,391)	(168,346)
Total stockholders' equity	755,528	632,836
Total liabilities and stockholders' equity	$1,313,832	$1,065,345

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Oil sales	$92,377	$33,491	$221,574	$101,336
NGL sales	35,179	36,411	114,867	85,741
Natural gas sales	23,019	33,256	62,815	129,493
Derivative instruments	(27,823)	(1,901)	35,935	(6,685)
Total revenues	122,752	101,257	435,191	309,885
Operating costs and expenses:
Lease operating expense	10,697	4,445	29,434	27,975
Treating and transportation	12,807	5,481	37,330	13,807
Production taxes	5,402	2,107	11,551	6,736
Depreciation, depletion, and amortization	40,432	24,657	107,328	92,041
General and administrative costs	19,972	9,453	48,454	46,830
Total operating costs and expenses	89,310	46,143	234,097	187,389
Operating income	33,442	55,114	201,094	122,496

Other expense (income):
Interest expense, net of interest capitalized	6,346	5,238	18,316	16,650
Interest income	(2)	(5)	(6)	(38)
Other (income) expense, net	(330)	88	(331)	742
Total other expense	6,014	5,321	17,979	17,354

Income before provision for income taxes	27,428	49,793	183,115	105,142
Income tax expense	9,739	17,845	66,160	36,797
Net income	$17,689	$31,948	$116,955	$68,345

Earnings per share:
Basic	$0.34	$0.61	$2.23	$1.32
Diluted	$0.33	$0.61	$2.21	$1.30

Weighted average shares outstanding:
Basic	52,534	52,038	52,478	51,962
Diluted	52,883	52,627	52,863	52,593

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$116,955	$$68,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	107,328	92,041
Deferred income taxes	66,160	36,547
Amortization of deferred loan fees recorded as interest expense	2,310	1,730
Stock-based compensation expense	12,036	15,380
Derivative instruments	(19,069)	(4,208)
Change in operating assets and liabilities:
Accounts receivable	(10,069)	(19,848)
Prepaid expenses	(223)	(596)
Other current assets	278	309
Long-term assets	650	(79)
Accounts payable	(1,377)	(3,501)
Accrued liabilities	(18,665)	3,375
Royalties and other payables	5,062	11,755
Other long-term liabilities	(2,086)	520
Net cash provided by operating activities	259,290	201,770
Cash flows from investing activities:
Additions to oil and gas assets	(458,523)	(271,770)
Disposals of oil and gas assets	88,489	240,620
Net cash used in provided by investing activities	(370,034)	(31,150)
Cash flows from financing activities:
Borrowings on Credit Facility	210,000	-
Payments on Credit Facility	(70,000)	(100,000)
Payments on Restated Term Loan	(20,000)	-
Deferred loan fees	(1,979)	(3,197)
Proceeds from stock options exercised	898	2,017
Purchases of treasury stock	(6,048)	(4,206)
Net cash provided by (used in) financing activities	112,871	(105,386)

Net increase in cash	2,127	65,234
Cash and cash equivalents, beginning of period	47,050	41,634
Cash and cash equivalents, end of period	$49,177	$106,868

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$92,222	$80,045

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change Increase/ (Decrease)	2012	2011	% Change Increase/ (Decrease)

Daily Production by area (Boe/d):
Eagle Ford	36,528	21,691	68%	33,062	19,410	70%
Lobo	-	3,336	(100%)	977	3,313	(71%)
Sacramento Basin	-	69	(100%)	-	2,108	(100%)
DJ Basin	-	-	-	-	519	(100%)
Other	559	554	1%	747	751	(1%)
Total (Boe/d)	37,087	25,650	45%	34,786	26,101	33%

Daily Production:
Oil (Bbls/d)	11,035	4,868	127%	8,842	4,452	99%
NGLs (Bbls/d)	11,264	8,118	39%	10,984	6,796	62%
Natural Gas (Mcf/d)	88,726	75,978	17%	89,763	89,115	1%
Total (Boe/d)	37,087	25,650	45%	34,786	26,101	33%

Average sales Prices:
Oil, excluding derivatives ($/Bbl)	$90.99	$75.18	21%	$91.46	$84.72	8%
Oil, including realized derivatives ($/Bbl)	89.59	74.77	20%	90.35	83.38	8%
NGL, excluding derivatives ($/Bbl)	33.95	53.00	(36%)	38.17	50.20	(24%)
NGL, including realized derivatives ($/Bbl)	38.62	48.75	(21%)	39.98	46.21	(13%)
Natural gas, excluding derivatives ($/Mcf)	2.81	4.40	(36%)	2.55	4.35	(41%)
Natural gas, including realized derivatives ($/Mcf)	3.32	4.75	(30%)	3.13	5.33	(41%)
Total (excluding realized derivatives) ($/Boe)	$44.13	$44.10	0%	$41.89	$42.35	(1%)
Total (including realized derivatives) ($/Boe)	$46.37	$43.71	6%	$43.66	$44.43	(2%)

Average costs (per Boe):
Direct LOE	$2.77	$1.91	45%	$2.39	$3.02	(21%)
Workovers	0.02	0.04	(50%)	(0.01)	0.08	(113%)
Insurance	0.08	0.11	(27%)	0.08	0.12	(33%)
Ad valorem tax	0.27	(0.18)	250%	0.63	0.71	(11%)
Treating and Transportation	3.75	2.32	62%	3.92	1.94	102%
Production taxes	1.58	0.89	78%	1.21	0.95	27%
DD&A	11.85	10.45	13%	11.26	12.92	(13%)
G&A, excluding stock-based compensation	3.93	4.32	(9%)	3.82	4.41	(13%)
Interest expense	1.86	2.22	(16%)	1.92	2.34	(18%)

Rosetta Resources Inc.
Derivatives Summary
Status as of October 19, 2012

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2012	Costless Collar	7,600	$81.58	$117.78
Crude oil	2013	Costless Collar	7,750	81.52	117.07
Crude oil	2014	Costless Collar	3,000	83.33	109.63

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2012	Swap	4,700	$63.77	(2012 excludes Ethane)
NGLs	2013	Swap	7,500	41.96	(2013 includes Ethane)
NGLs	2014	Swap	5,000	40.64	(2014 includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2012	Costless Collar	20,000	$5.13	$6.31
Natural gas	2013	Costless Collar	20,000	3.50	4.90
Natural gas	2014	Costless Collar	30,000	3.50	4.93
Natural gas	2015	Costless Collar	30,000	3.50	5.11

Natural gas	2013	Swap	20,000	3.98
Natural gas	2014	Swap	20,000	3.98
Natural gas	2015	Swap	10,000	3.95

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Boe)

	Fourth Quarter 2012

Direct Lease Operating Expense	$2.40	-	$2.50
Insurance	0.05	-	0.06
Ad Valorem Tax	0.33	-	0.35
Treating and Transportation	4.00	-	4.10
Production Taxes	1.52	-	1.60
DD&A	11.50	-	12.05
G&A, excluding Stock-Based Compensation	3.35	-	3.50
Interest Expense	1.55	-	1.65

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three and nine months ended September 30, 2012 and September 30, 2011.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income (GAAP)	$17,689	$31,948	$116,955	$68,345
Unrealized derivative loss (gain)	35,447	1,901	(19,069)	6,685
Tax benefit of MTM derivative loss (gain)	(12,807)	(689)	6,890	(2,423)
Adjusted net income (Non-GAAP)	$40,329	$33,160	$104,776	$72,607

Net income per share (GAAP)
Basic	$0.34	$0.61	$2.23	$1.32
Diluted	0.33	0.61	2.21	1.30

Adjusted net income per share (Non-GAAP)
Basic	$0.77	$0.64	$2.00	$1.40
Diluted	0.76	0.63	1.98	1.38